Exhibit 99.3

DEL MONTE CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Consolidated Financial Statements of Del Monte Corporation reflect the impact of the previously announced disposition of the interests of certain subsidiaries related to the Company’s Consumer Products business (the “Consumer Products Business”) and generally all assets primarily related to the Consumer Products Business. On February 18, 2014, the Company completed the sale of the Consumer Products Business pursuant to the terms of a Purchase Agreement with Del Monte Pacific Limited (“DMPL”) and its subsidiary, Del Monte Foods Consumer Products, Inc. (now known as “Del Monte Foods, Inc.”) (the “Acquiror”). The Pro Forma Financial Information has been derived from the historical consolidated financial statements of the Company, which are included in its Annual Report on Form 10-K for the fiscal year ended April 28, 2013 and its Quarterly Report on Form 10-Q for the six months ended October 27, 2013.

The Pro Forma Financial Information has been prepared to eliminate the Consumer Products Business’ assets, liabilities and results of operations, and reflect the following:

•	the receipt of the cash purchase price in connection with the close of the transaction, plus an estimated working capital adjustment as of October 27, 2013, less transaction costs; and

•	tax adjustments from the realization of deferred tax assets and liabilities and current taxes payable resulting from the tax gain on sale.

No pro forma adjustments were made to reflect the Transition Services Agreement between the Company and the Acquiror given the limited duration of the agreement. The unaudited pro forma condensed consolidated statements of operations give effect to the disposition of the assets and related liabilities as if it had occurred as of the beginning of each period shown. The unaudited pro forma condensed consolidated balance sheet gives effect to the disposition of the assets and related liabilities as if it had occurred as of the balance sheet date.

The Pro Forma Financial Information is not necessarily indicative of the Company’s results of operations or financial condition had the sale been completed on the dates assumed. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and such assumptions are believed to be reasonable under the circumstances.

Del Monte Corporation and Subsidiaries

Pro Forma Condensed Consolidated Statement of Operations

(in millions)

	Fiscal Year Ended April 28, 2013
	Historical	Pro Forma Adjustments		Pro Forma
	(as reported)			(unaudited)
Net sales	$3,819.4	$(1,830.4	)(A)	$1,989.0
Costs of products sold	2,718.7	(1,417.7	)(A)	1,301.0

Gross profit	1,100.7	(412.7)		688.0
Selling, general and administrative expense	716.2	(261.3	)(A)	454.9

Operating income	384.5	(151.4)		233.1
Interest expense	257.9	(0.7	)(A)	257.2
Other income, net	(12.5)	2.7	(A)	(9.8)

Income (loss) from continuing operations before income taxes	139.1	(153.4)		(14.3)
Provision (benefit) for income taxes	47.2	(55.5	)(A)	(8.3)

Income (loss) from continuing operations	91.9	(97.9)		(6.0)
Income (loss) from discontinued operations before income taxes	(0.7)	—		(0.7)
Provision (benefit) for income taxes	(1.0)	—		(1.0)

Income from discontinued operations	0.3	—		0.3

Net income (loss)	$92.2	$(97.9)		$(5.7)

See Accompanying Notes to the Unaudited Condensed Consolidated Financial Statements

Del Monte Corporation and Subsidiaries

Pro Forma Condensed Consolidated Statement of Operations (unaudited)

(in millions)

	Six Months Ended October 27, 2013
	Historical	Pro Forma Adjustments		Pro Forma
Net sales	$1,033.0	$—		$1,033.0
Costs of products sold	657.8	—		657.8

Gross profit	375.2	—		375.2
Selling, general and administrative expense	237.2	—		237.2

Operating income	138.0	—		138.0
Interest expense	118.4	—		118.4
Other income, net	(9.6)	—		(9.6)

Income from continuing operations before income taxes	29.2	—		29.2
Provision for income taxes	16.4	—		16.4

Income from continuing operations	12.8	—		12.8
Income (loss) from discontinued operations before income taxes	(142.7)	142.7	(A)	—
Provision (benefit) for income taxes	(57.1)	57.1	(A)	—

Income from discontinued operations	(85.6)	85.6		—

Net income (loss)	$(72.8)	$85.6		$12.8

See Accompanying Notes to the Unaudited Condensed Consolidated Financial Statements

Del Monte Corporation and Subsidiaries

Pro Forma Condensed Consolidated Balance Sheets (unaudited)

(in millions)

	As of October 27, 2013
	Historical	Pro Forma Adjustments		Pro Forma
	(as reported)
ASSETS
Cash and cash equivalents	$13.4	$1,842.7	(B)	$1,856.1
Trade accounts receivable, net of allowance	126.4	—		126.4
Inventories, net	209.5	—		209.5
Prepaid expenses and other current assets	89.5	28.5	(C)	118.0
Discontinued operations-assets	2,310.3	(2,310.3	)(D)	—

Total current assets	2,749.1	(439.1)		2,310.0
Property, plant and equipment, net	368.2	—		368.2
Goodwill	2,113.0	—		2,113.0
Intangible assets, net	2,178.9	—		2,178.9
Other assets, net	111.0	—		111.0

Total assets	$7,520.2	$(439.1)		$7,081.1

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable and accrued expenses	$322.8	$348.5	(E)	$671.3
Short-term borrowings	156.2	—		156.2
Current portion of long-term debt	13.2	—		13.2
Discontinued operations-liabilities	467.5	(467.5	)(D)	—

Total current liabilities	959.7	(119.0)		840.7
Long-term debt, net of discount	3,890.0	—		3,890.0
Deferred tax liabilities	1,005.1	(337.6	)(C)	667.5
Other non-current liabilities	139.3	—		139.3

Total liabilities	5,994.1	(456.6)		5,537.5

Stockholder’s Equity	1,526.1	17.5	(F)	1,543.6

Total liabilities and stockholder’s equity	$7,520.2	$(439.1)		$7,081.1

See Accompanying Notes to the Unaudited Condensed Consolidated Financial Statements

DEL MONTE CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Adjustments

The following adjustments have been reflected in the unaudited pro forma condensed consolidated financial statements:

(A)	To eliminate the operations of the Consumer Products Business as a result of the disposition.

(B)	To reflect an increase in cash and cash equivalents, less transaction costs, as a result of the disposition.

(C)	To reflect the realization of deferred tax assets and liabilities as a result of the disposition.

(D)	To eliminate the assets and liabilities of the disposed Consumer Products Business.

(E)	To reflect the current tax liability due as a result of the disposition.

(F)	To reflect the net effect to stockholder’s equity of the pro forma adjustments to assets and liabilities described above.

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